Exhibit 3.1(f)

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State JEFFERY LANDERFELT Deputy Secretary for Commercial Recordings		Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4201 Telephone (775) 684-5708 Fax (775) 684-7138
OFFICE OF THE SECRETARY OF STATE
Job:C20160129-2181
LEGAL & COMPLIANCE LLC		January 29, 2016

Special Handling Instructions:

EXP/DESG EMAILED 01/29/16 NEH

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20160043154-06	1/29/2016 8:00:57 AM	1	$175.00	$175.00
24 Hour Expedite	20160043154-06	1/29/2016 8:00:57 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	229704|16012913824983	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s):	1

LEGAL & COMPLIANCE LLC

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20160043154-06
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 01/29/2016 8:00 AM
	Entity Number: C33679-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Great Plains Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
See Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock attached hereto as Exhibit A.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBIT A

GREAT PLAINS HOLDINGS, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Alternate Consideration" shall have the meaning set forth in Section 6(c).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of Series D Preferred and the Securities issued together with the Series D Preferred), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Company's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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"Conversion Date" shall have the meaning set forth in Section 4(a).

"Conversion Rate" shall have the meaning set forth in Section 4(b).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred in accordance with the terms hereof

"Excepted Issuance" means (i) Company's issuance of Common Stock in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) the Company's issuance of securities in connection with strategic license agreements and other partnering arrangements, so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) the Company's issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to employee stock option plans provided, however, such issuances shall not exceed, in the aggregate, 10% of the outstanding shares of Common Stock after giving effect to the shares of Common Stock issued upon consummation of the Merger, the conversion of the Series D Preferred and assuming the cancellation of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and any shares of Common Stock required to be cancelled in connection with the Merger, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the date of the Merger.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Fundamental Transaction" shall have the meaning set forth in Section 6(c).

"Holder" shall have the meaning given such term in Section 2.

"Junior Securities" means the Common Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series D Preferred in dividend rights or liquidation preference.

"Liquidation" shall have the meaning set forth in Section 4.

"Nevada Courts" shall have the meaning set forth in Section 8(d).

"Merger" means one or more related transactions whereby the Company or its subsidiary merges or consolidates with or into Jerrick Ventures, Inc.

"Notice of Conversion" shall have the meaning set forth in Section 4(a).

"Original Issue Date" means the date of the first issuance of any shares of the Series D Preferred regardless of the number of transfers of any particular shares of Series D Preferred and regardless of the number of certificates which may be issued to evidence such Series D Preferred.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Series D Preferred" shall have the meaning set forth in Section 2.

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"Securities" means the Series D Preferred and the Underlying Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Share Delivery Date" shall have the meaning set forth in Section 4(c).

"Successor Entity" shall have the meaning set forth in Section 6(c).

"Trading Day" means a day on which the New York Stock Exchange is open for business.

"Transfer Agent" means a transfer agent to be appointed by the Company and any successor transfer agent of the Company.

"Underlying Shares" means the shares of Common Stock issued and issuable upon conversion of the Series D Preferred in accordance with the terms of this Certificate of Designation.

Section 2. Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as its Series D Convertible Preferred Stock (the "Series D Preferred") and the number of shares so designated shall be up to 2,100,000 (which shall not be subject to increase without the written consent of all of the holders of the Series D Preferred (each, a "Holder" and collectively, the "Holders")). Each share of Series D Preferred shall have a par value of $0.001 per share.

Section 3. Voting Rights. Except as otherwise provided herein or as otherwise required by law, holders of Series D Preferred shall not be entitled to a vote on matters submitted to a vote of the stockholders of the Company. Also, as long as any shares of Series D Preferred are outstanding, the Company shall not, without the affirmative vote of all of the Holders of the then outstanding shares of the Series D Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series D Preferred, or (d) enter into any agreement with respect to any of the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the par value of the Series D Preferred and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series D Preferred before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

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Section 5. Conversion and Redemption.

a) Conversions at Option of Holder. Each share of Series D Preferred shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(d)) determined by multiplying the number of shares of Series D Preferred by the Conversion Rate (as hereinafter defined). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series D Preferred to be converted, the number of shares of Series D Preferred owned prior to the conversion at issue, the number of shares of Series D Preferred owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series D Preferred, a Holder shall not be required to surrender the certificate(s) representing the shares of Series D Preferred to the Company unless all of the shares of Series D Preferred represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series D Preferred promptly following the Conversion Date at issue. Shares of Series D Preferred converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Conversion Rate. The conversion rate for the Series D Preferred shall be one (1) for one (1), subject to adjustment herein (the "Conversion Rate"). Notwithstanding the foregoing, if, at any time during the 12 months after the Series D Preferred is issued, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock (a "Dilutive Issuance") at an effective price per share that is lower (the "Dilutive Issuance Price") than $0.25 per share (the "Base Conversion Price") then the Conversion Rate shall be equal to (x) one (1) divided by (y) a fraction, the numerator of which is the Dilutive Issuance Price, and the denominator of which is the Base Conversion Price. Notwithstanding the foregoing, an issuance of Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock shall not be deemed a Dilutive Issuance if such issuance results in at least $3,000,000 in net cash proceeds to the Company and the value of any Common Stock or Common Stock Equivalents on a per share basis issued as part of such transaction is based on a pre-issuance valuation of the Company (the "Pre-issuance Valuation") of at least $15,000,000 (the "Pre-issuance Valuation Amount"). The Pre-issuance Valuation shall be computed by dividing the Pre-issuance Valuation Amount by the total number of shares of Common Stock and Common Stock Equivalents (assuming conversion) outstanding prior to the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Excepted Issuance.

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c) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the "Share Delivery Date"), the Company shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series D Preferred which, on or after the earlier of (i) the twelve month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions. If the Common Stock is listed or quoted for public trading, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 5 electronically through the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program (or another established clearing corporation performing similar functions), the Company shall cause the transfer agent to electronically transmit the applicable Conversion Shares to which the Holder shall be entitled by crediting the account of the Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system, and provide proof satisfactory to the Holder of such delivery. In the event that the Company's transfer agent is not participating in the DTC FAST program and is not otherwise DWAC eligible, within three (3) Business Days after the date of the Share Delivery Date, the Company shall instruct and cause its transfer agent to issue and surrender to a nationally recognized overnight courier for delivery to the address specified in the Notice of Conversion, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Series D Preferred certificate delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Obligation Absolute. The Company's obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder. In the event a Holder shall elect to convert any or all of the Series D Preferred, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series D Preferred of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the market value of the Conversion Shares based on the closing price of the Common Stock as quoted on the OTC Markets as of the Conversion Date, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such Conversion Shares pursuant to Section 5(c)(iii) by the fifth Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Amount being converted, $50 per Trading Day (increasing to $100 per Trading Day on the sixth Trading Day and increasing to $200 per Trading Day on the tenth Trading Day after such damages begin to accrue) for each Trading Day after such fifth Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iv. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series D Preferred), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series D Preferred (the "Reserved Amount"). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable. The Reserved Amount shall be recalculated each month and the Company shall notify its transfer agent and the Holder in writing by the first day of the following month of the new Reserved Amount. In addition, if the Corporation shall issue any securities or make any change to its capital structure which would change the number of Conversion Shares into which this Series D Preferred shall be convertible at the then current Conversion Price, the Corporation shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of this Note. The Corporation (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Conversion Shares or instructions to have the Conversion Shares issued as contemplated by Section 5(c) hereof, and (ii) agrees that its issuance of shares of the Series D Preferred shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or cause the Corporation to electronically issue shares of Common Stock to execute and issue the necessary certificates for the Conversion Shares or cause the Conversion Shares to be issued as contemplated by Section 5(c) hereof in accordance with the terms and conditions of this Certificate of Designation of Preferences, Rights and Limitations.

v. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series D Preferred. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Rate or round up to the next whole share.

vi. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series D Preferred shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series D Preferred and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Series D Preferred is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Series D Preferred), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Pro Rata Distributions. During such time as this Series D Preferred is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Series D Preferred, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series D Preferred (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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c) Fundamental Transaction. If, at any time while this Series D Preferred is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Series D Preferred, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series D Preferred is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Rate among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Certificate of Designation in accordance with the provisions of this Section 6(c) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series D Preferred, deliver to the Holder in exchange for this Series D Preferred a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series D Preferred which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series D Preferred (without regard to any limitations on the conversion of this Series D Preferred) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series D Preferred immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein.

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d) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

e) Notice to the Holders.

i. Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 6, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above Attention: Kent Campbell, or such other address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the fifth Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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b) Lost or Mutilated Series D Preferred Certificate. If a Holder's Series D Preferred certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any Holder (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Clark County, Nevada (the "Nevada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the rights of the Holders), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

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e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted or Redeemed Series D Preferred. If any shares of Series D Preferred shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF
SERIES D PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Great Plains Holdings, Inc., a Nevada corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:________________________________________________

Number of shares of Series D Preferred owned prior to Conversion:__________________

Number of shares of Series D Preferred to be Converted:__________________________

Number of shares of Common Stock to be Issued:_______________________________

Applicable Conversion Rate:_______________________________________________

Number of shares of Series D Preferred subsequent to Conversion:___________________

Address for Delivery:_____________________

[HOLDER]

By:
Name:
Title:

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